4th Quarter 2016 Earnings Release

Aimco
APARTMENT HOMES

Page

1	Earnings Release

10	Consolidated Statements of Operations

11	Consolidated Balance Sheets

12	Explanation of Revisions to Proportionate Information in Supplemental Schedules

13	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

14	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

17	Schedule 3 – Property Net Operating Income

19	Schedule 4 – Proportionate Balance Sheet Information

20	Schedule 5 – Capitalization and Financial Metrics

22	Schedule 6 – Conventional Same Store Operating Results

26	Schedule 7 – Conventional Portfolio Data by Market

28	Schedule 8 – Apartment Community Disposition and Acquisition Activity

29	Schedule 9 – Capital Additions

30	Schedule 10 – Redevelopment and Development Portfolio

34	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports Fourth Quarter Results
Denver, Colorado, February 2, 2017 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today fourth quarter 2016 results.
Chairman and Chief Executive Officer Terry Considine comments: “2016 was another good year for Aimco with strong Same Store NOI growth of 6.2%; faster than planned lease-up of Indigo and One Canal contributing an additional $0.01 per share of AFFO; average monthly revenue per apartment home better by 8%; and 12% dividend growth.”
“As we look ahead, we expect 2017 to be another solid year for Aimco. We expect the economy will likely continue its slow growth and demographics will support continued strong consumer demand for apartments. However, in certain markets, we expect increased competition from new supply. While Aimco's diversified portfolio provides a degree of insulation from such supply, we expect some deceleration in rent growth in 2017, particularly at our A price point communities. Aimco is able to mitigate somewhat the impact of rent deceleration by focusing on maintaining high customer satisfaction and lower resident turnover, and reducing costs through operational efficiencies. It is in times such as these that we are most glad of the stability provided by the diversification of our portfolio across markets and price points, our limited exposure to development and redevelopment, and our safe balance sheet with abundant liquidity and limited dependence on capital markets.”
Chief Financial Officer Paul Beldin adds: “In addition to guidance for 2017, we published today a forecast for 2018. This early look at 2018 incorporates the most recent third-party estimates of rent growth and Aimco's projections for: increased contribution from lease-up properties; the reduction of non-core earnings; and the continuing reduction in our offsite costs. The net effect is improved portfolio quality, lower leverage, a higher quality of earnings and increased AFFO per share.”
“By the end of 2018, we project average revenues per apartment home of approximately $2,130; the ratio of Debt and Preferred Equity to EBITDA to be about 6.2x; and continued strong AFFO growth.”
Financial Results: Full Year AFFO Up 5%

	FOURTH QUARTER			FULL YEAR
(all items per common share - diluted)	2016	2015	Variance	2016	2015	Variance
Net income	$1.03	$0.43	140%	$2.67	$1.52	76%
Funds From Operations (FFO)	$0.60	$0.58	3%	$2.31	$2.22	4%
Add back Aimco share of preferred equity redemption related amounts	$—	$—	—%	$0.01	$0.01	—%
Pro forma Funds From Operations (Pro forma FFO)	$0.60	$0.58	3%	$2.32	$2.23	4%
Deduct Aimco share of Capital Replacements	$(0.10)	$(0.10)	—%	$(0.35)	$(0.35)	—%
Adjusted Funds From Operations (AFFO)	$0.50	$0.48	4%	$1.97	$1.88	5%
Net Income (per diluted common share) - Year-over-year, fourth quarter net income increased primarily due to higher gains on the sale of apartment communities, partially offset by higher depreciation from development and redevelopments placed into service during 2015 and 2016, including One Canal, Park Towne Place, The Sterling, Lincoln Place and the Preserve at Marin, as well as higher depreciation from the acquisition of Indigo.
Pro forma FFO (per diluted common share) - Year-over-year, fourth quarter Pro forma FFO increased 3% as a result of: Conventional Same Store Property Net Operating Income growth; increased contribution from development, redevelopment and acquisition communities; and lower casualty losses. These increases were

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partially offset by the loss of income from apartment communities sold in 2015 and 2016 and increases in interest expense, primarily associated with property debt related to Indigo and One Canal.
Adjusted Funds from Operations (per diluted common share) - Year-over-year, fourth quarter AFFO increased 4% principally as a result of higher Pro forma FFO.
Operating Results: Full Year Conventional Same Store NOI Up 6.2%

	FOURTH QUARTER					FULL YEAR
	Year-over-Year			Sequential		Year-over-Year
	2016	2015	Variance	3rd Qtr.	Variance	2016	2015	Variance
Average Rent Per Apartment Home	$1,671	$1,604	4.2%	$1,662	0.5%	$1,645	$1,567	5.0%
Other Income Per Apartment Home	173	170	1.8%	190	(8.9)%	180	176	2.3%
Average Revenue Per Apartment Home	$1,844	$1,774	3.9%	$1,852	(0.4)%	$1,825	$1,743	4.7%
Average Daily Occupancy	96.0%	95.6%	0.4%	95.7%	0.3%	95.9%	95.9%	—%

$ in Millions
Revenue	$160.7	$153.9	4.4%	$160.9	(0.1)%	$635.5	$607.0	4.7%
Expenses	46.0	46.3	(0.8)%	49.7	(7.4)%	192.3	189.7	1.4%
NOI	$114.7	$107.6	6.6%	$111.2	3.1%	$443.2	$417.3	6.2%
Conventional Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details new and renewal lease rates for Aimco’s fourth quarter 2016 Same Store portfolio.

2016	1st Qtr.	2nd Qtr.	3rd Qtr.	Oct	Nov	Dec	4th Qtr.	Full Year
Renewal rent increases	6.0%	6.2%	5.3%	5.0%	4.7%	4.3%	4.8%	5.7%
New lease rent increases	3.5%	4.4%	3.0%	(0.7)%	(2.7)%	(2.6)%	(1.9)%	2.4%
Weighted average rent increases	4.6%	5.3%	4.1%	1.7%	0.8%	0.2%	1.0%	4.0%
During fourth quarter, Aimco’s new lease rates decreased as Aimco executed a plan to increase occupancy during these seasonally slower months, particularly in Chicago, the Bay Area and Miami. This resulted in higher average daily occupancy of 40 basis points for the Conventional Same Store portfolio compared to fourth quarter 2015, and 100 basis points on a weighted basis for these three markets. This plan resulted in approximately $0.5 million of additional revenue in the fourth quarter.
Redevelopment and Development: Progressing as Planned
During fourth quarter, Aimco invested $38 million in redevelopment, $15 million of which related to the ongoing redevelopment of Park Towne Place and The Sterling, mixed-use communities located in Center City Philadelphia. Aimco is redeveloping the four towers at Park Towne Place, one at a time, and by December 31, 2016, had completed the lease-up of the South Tower and had leased 70% of the homes in the East Tower. Rental rates are consistent with underwriting. Based on the success of the first two towers, Aimco commenced redevelopment of the North Tower, completing de-leasing during third quarter and starting construction in fourth quarter.
Aimco is redeveloping The Sterling, a 30-story building, two or three floors at a time. At December 31, 2016, Aimco had completed 88% of the homes, of which 92% had been leased. Rental rates are in line with

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underwriting. Three floors, representing 12% of the homes, and 37,000 square feet of commercial space remain under construction with anticipated completion in second quarter 2017.
During fourth quarter, Aimco began a $16 million redevelopment of Bay Parc Plaza, a 471 apartment home community located in Miami, Florida. This phase of redevelopment includes improvements to lobby areas, redesign of the retail space, updates to the landscaping, and expansion of the pool deck.
At Aimco’s One Canal community in Boston, lease-up is nearing completion with 86% of the apartment homes occupied at December 31, 2016, a pace well ahead of schedule and at rental rates consistent with underwriting. Leasing is also well ahead of schedule at Indigo in Redwood City, California, with 77% of the apartment homes occupied at December 31, 2016, and at rental rates consistent with underwriting.
Portfolio Management: Revenue Per Apartment Home Up 8% to $1,978
Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality, and that is also diversified across large coastal and job growth markets in the U.S. Aimco target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois. Please refer to the Glossary for a description of Aimco’s Portfolio Quality Ratings.
As part of its portfolio strategy, Aimco seeks to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in higher quality apartment communities through redevelopment of communities in its current portfolio, occasional development of new communities, and selective acquisitions. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality and expected growth rate of its portfolio.

	FOURTH QUARTER
	2016	2015	Variance
Conventional Apartment Communities	134	140	(6)
Conventional Apartment Homes	37,922	40,464	(2,542)
Conventional % NOI in Target Markets	88%	88%	—%
Revenue per Apartment Home	$1,978	$1,840	8%
Portfolio Average Rents as a Percentage of Local Market Average Rents	113%	111%	2%
Percentage A (4Q 2016 Revenue per Apartment Home $2,505)	52%	51%	1%
Percentage B (4Q 2016 Revenue per Apartment Home $1,771)	34%	32%	2%
Percentage C+ (4Q 2016 Revenue per Apartment Home $1,595)	14%	17%	(3)%
NOI Margin	69%	68%	1%
Free Cash Flow Margin	64%	62%	2%
Fourth Quarter 2016 Portfolio Transactions - In fourth quarter, Aimco sold four Conventional apartment communities with 1,402 apartment homes for $215 million in gross proceeds and $210 million in net proceeds to Aimco. Proceeds from the sales were used primarily to repay outstanding borrowings under the revolving credit facility.
Quarter-End Portfolio - Fourth quarter 2016 Conventional portfolio average monthly revenue per apartment home was $1,978, an 8% increase compared to fourth quarter 2015. Year-over-year growth in Conventional Same Store average rent and other income per apartment home of 4.2% and 1.8%, respectively, resulted in monthly revenue per apartment home growth of 3.9%. Additionally, the sale of Conventional apartment communities in 2015 and 2016 with average monthly revenues per apartment home substantially lower than those of the retained portfolio and reinvestment of the sales proceeds through redevelopment, development

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and acquisition of apartment communities with higher rents and better prospects also contributed to the growth in average revenue per apartment home.
Balance Sheet and Liquidity:
Components of Aimco Leverage

	AS OF DECEMBER 31, 2016
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt*	$3,753	94%	8.0
Outstanding borrowings on revolving credit facility	18	—%	5.1
Preferred Equity**	228	6%	40.0
Total leverage	$3,999	100%	9.8

*	Please refer to Supplemental Schedule 5(a) for a reconciliation of this amount to Aimco’s consolidated financial statements.

**
Aimco’s Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity on its Preferred Equity.

Non-recourse Property Debt - During the fourth quarter, Aimco closed two fixed-rate, non-recourse, amortizing, property loans totaling $227 million with 7-year and 10-year terms, at interest rates of 3.00% and 3.19%, respectively, and spreads of 144 basis points and 140 basis points, respectively, over the corresponding Treasury rate at the time of pricing.
Amended Credit Agreement - During the fourth quarter, Aimco amended its $600 million revolving credit facility, extending its maturity to January 2022. Borrowings under the credit agreement will bear interest at LIBOR plus 1.20%, a savings of 15 basis points from the prior facility. Aimco has an option to increase the size of the facility to $800 million.
Leverage Ratios
Aimco target leverage ratios are: Debt and Preferred Equity to EBITDA below 7.0x; and EBITDA to Interest Expense and Preferred Dividends greater than 2.5x. Aimco also focuses on the ratios of Debt to EBITDA and EBITDA to Interest Expense. Please see the Glossary for definitions of these metrics and, where appropriate, reconciliations to GAAP.

TRAILING-TWELVE MONTHS ENDED DECEMBER 31,
	2016	2015
Debt to EBITDA	6.3x	6.4x
Debt and Preferred Equity to EBITDA	6.7x	6.8x
EBITDA to Interest Expense	3.2x	3.1x
EBITDA to Interest Expense and Preferred Dividends	2.9x	2.8x
Future leverage reduction is expected from earnings growth, especially as apartment communities now being redeveloped are completed and One Canal and Indigo are leased, and from regularly scheduled property debt amortization funded from retained earnings.

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Liquidity
Aimco’s only recourse debt at December 31, 2016, was its revolving credit facility, which Aimco uses for working capital and other short-term purposes, and to secure letters of credit.
At December 31, 2016, Aimco had outstanding borrowings on its revolving credit facility of $18 million and available capacity of $570 million, after consideration of $12 million of letters of credit backed by the facility. Aimco also held cash and restricted cash on hand of $131 million.
Finally, Aimco held properties in its unencumbered asset pool with an estimated fair market value of approximately $1.6 billion.
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.36 per share of Class A Common Stock for the quarter ended December 31, 2016. On an annualized basis, this represents an increase of 9% compared to the dividends paid during 2016. This dividend is payable on February 28, 2017, to stockholders of record on February 17, 2017.

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2017 Outlook

($ Amounts represent Aimco Share)	FULL YEAR 2017	FULL YEAR 2016

Net Income per share	$0.38 to $0.48	$2.67
Pro forma FFO per share	$2.39 to $2.49	$2.32
AFFO per share	$2.07 to $2.17	$1.97

Select Components of FFO
Conventional Same Store Operating Measures
Revenue change compared to prior year	3.25% to 4.25%	4.7%
Expense change compared to prior year	2.50% to 3.00%	1.4%
NOI change compared to prior year	3.50% to 5.00%	6.2%

Non-Core Earnings
Amortization of deferred tax credit income	$11M	$18M
Non-recurring investment management revenues	$0M	$5M
Historic Tax Credit benefit	$4M to $5M	$14M
Other tax benefits, net	$15M to $17M	$12M
Total Non-Core Earnings	$30M to $33M	$49M

Offsite Costs
Property management expenses	$23M	$25M
General and administrative expenses	$43M	$45M
Investment management expenses	$4M	$4M
Total Offsite Costs	$70M	$74M

Capital Investments
Redevelopment and development	$100M to $200M	$183M
Property upgrades	$70M to $90M	$75M

Transactions
Property dispositions	$160M to $190M	$529M
Property acquisitions	$0M	$320M

Portfolio Quality
Fourth quarter Conventional property average revenue per apartment home	~$2,050	$1,978

Balance Sheet
Debt to Trailing-Twelve-Month EBITDA	~6.1x	6.3x
Debt and Preferred Equity to Trailing-Twelve-Month EBITDA	~6.5x	6.7x
Value of unencumbered properties	~$1.9B	~$1.6B

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($ Amounts represent Aimco Share)	FIRST QUARTER 2017

Net income per share	$0.04 to $0.08
Pro forma FFO per share	$0.55 to $0.59
AFFO per share	$0.48 to $0.52
Rollforward of 2016 Pro forma FFO and AFFO Results to 2017 Outlook Amounts
Aimco’s 2017 outlook reflects continuation of the strategy Aimco has executed over the last several years. This strategy focuses on excellence in property operations; value creation through redevelopment and occasional development; portfolio management based on a disciplined approach to capital recycling and simplification of the business; a safe, flexible balance sheet with abundant liquidity; and a simple business model executed by a performance-oriented and collaborative team. As Aimco continues to execute this consistent strategy, 2017 FFO and AFFO growth are expected to accelerate compared to 2016. This projected higher rate of growth is primarily the result of the factors summarized in the tables that follow:

($ Per share, at the midpoint of Aimco's Outlook)

2016 Pro forma FFO	$2.32

Operations
Conventional Same Store NOI growth	0.12
Other Conventional and Affordable NOI growth	0.07
Total NOI growth	0.19

Transactions and Development
Lease-up Property NOI contribution	0.12
Lost NOI from property sales	(0.09)
Change in interest expense attributable to transactions and development	(0.04)
Net Effect of Transactions and Development	(0.01)

Changes in Non-Core Earnings
Amortization of deferred tax credit income	(0.04)
Non-recurring investment management revenues	(0.03)
Income tax benefit (including a $0.06 decrease in Historic Tax Credit benefit)	(0.04)
Net Effect of Changes in Non-Core Earnings	(0.11)

Reduction in interest expense due to lower property debt balances	0.01
Offsite costs	0.02
Other, net	0.02

2017 Pro forma FFO	$2.44

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($ Per share, guidance and forecast at the midpoint)

2016 AFFO	$1.97

Change in Pro forma FFO	0.12
Lower Capital Replacement spending	0.03

2017 AFFO	$2.12

Aimco published today, in a separate document its forecast for 2018, which reflects similar FFO and AFFO growth in 2018 compared to 2017 with: continued growth in Same Store revenue and Net Operating Income; earn-in of income from the stabilization of lease-up communities; a continued reduction in non-core earnings; and declining offsite costs. Aimco's 2017 Outlook and 2018 Forecast may be found on its website at www.aimco.com/investors/events-presentations/presentations.
Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, February 3, 2017 at 1:00 p.m. ET	Replay available until April 3, 2017
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 2388394	Passcode: 10098808
Live webcast and replay: www.aimco.com/investors
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at www.aimco.com/investors.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). These measures are defined in the Glossary in the Supplemental Information and reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership in 189 communities in 22 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Lynn Stanfield, Senior Vice President, Finance
Elizabeth Coalson, Vice President, Investor Relations
Investor Relations 303-691-4327, investor@aimco.com

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Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of first quarter and full year 2017 results, including but not limited to: Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments, timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.
These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopments and developments; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

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Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•
Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and

•
Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2015, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

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Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
REVENUES
Rental and other property revenues	$246,064	$239,646	$974,531	$956,954
Tax credit and asset management revenues	3,429	6,229	21,323	24,356
Total revenues	249,493	245,875	995,854	981,310

OPERATING EXPENSES
Property operating expenses	84,202	87,350	352,427	359,393
Investment management expenses	1,403	1,261	4,333	5,855
Depreciation and amortization	87,710	79,482	333,066	306,301
General and administrative expenses	10,428	9,451	44,937	43,178
Other expenses, net	5,656	2,847	14,295	10,368
Total operating expenses	189,399	180,391	749,058	725,095
Operating income	60,094	65,484	246,796	256,215
Interest income	1,956	1,782	7,797	6,949
Interest expense	(50,484)	(48,275)	(196,389)	(199,685)
Other, net	530	(244)	6,071	387
Income before income taxes and gain on dispositions	12,096	18,747	64,275	63,866
Income tax benefit	8,739	6,510	25,208	27,524
Income before gain on dispositions	20,835	25,257	89,483	91,390
Gain on dispositions of real estate, net of tax	156,564	50,119	393,790	180,593
Net income	177,399	75,376	483,273	271,983
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(3,160)	(694)	(25,256)	(4,776)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,963)	(1,735)	(7,239)	(6,943)
Net income attributable to common noncontrolling interests in Aimco OP	(7,869)	(3,291)	(20,368)	(11,554)
Net income attributable to noncontrolling interests	(12,992)	(5,720)	(52,863)	(23,273)
Net income attributable to Aimco	164,407	69,656	430,410	248,710
Net income attributable to Aimco preferred stockholders	(2,156)	(2,757)	(11,994)	(11,794)
Net income attributable to participating securities	(251)	(260)	(635)	(950)
Net income attributable to Aimco common stockholders	$162,000	$66,639	$417,781	$235,966

Net income attributable to Aimco per common share – basic	$1.04	$0.43	$2.68	$1.52

Net income attributable to Aimco per common share – diluted	$1.03	$0.43	$2.67	$1.52

Weighted average common shares outstanding – basic	156,171	155,725	156,001	155,177
Weighted average common shares outstanding – diluted	156,540	156,043	156,391	155,570

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Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31, 2016	December 31, 2015
Assets
Real estate	$8,486,166	$8,307,483
Accumulated depreciation	(2,730,758)	(2,778,022)
Net real estate	5,755,408	5,529,461
Cash and cash equivalents	61,244	50,789
Restricted cash	69,906	86,956
Investment in unconsolidated real estate partnerships	14,983	15,402
Goodwill	39,380	43,878
Other assets	290,552	389,125
Assets held for sale	1,345	3,070
Total assets	$6,232,818	$6,118,681

Liabilities and Equity
Non-recourse property debt	$3,889,647	$3,846,160
Debt issue costs	(22,945)	(24,019)
Non-recourse property debt, net	3,866,702	3,822,141
Revolving credit facility borrowings	17,930	27,000
Deferred income [1]	49,366	64,052
Other liabilities	248,995	353,604
Liabilities related to assets held for sale	1,658	53
Total liabilities	4,184,651	4,266,850
Preferred noncontrolling interests in Aimco OP	103,201	87,926
Equity:
Perpetual preferred stock	125,000	159,126
Class A Common Stock	1,569	1,563
Additional paid-in capital	4,051,722	4,064,659
Accumulated other comprehensive income (loss)	1,011	(6,040)
Distributions in excess of earnings	(2,385,399)	(2,596,917)
Total Aimco equity	1,793,903	1,622,391
Noncontrolling interests in consolidated real estate partnerships	151,121	151,365
Common noncontrolling interests in Aimco OP	(58)	(9,851)
Total equity	1,944,966	1,763,905
Total liabilities and equity	$6,232,818	$6,118,681

[1]
Deferred income primarily represents cash received by Aimco and other amounts required by GAAP to be recognized in earnings in future periods as Aimco performs certain responsibilities under tax credit agreements or as other events occur. Please refer to the Glossary for a projection of the timing of income recognition related to Aimco’s tax credit arrangements.

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Explanation of Revisions to Proportionate Information in Supplemental Schedules
In third quarter 2016, Aimco revised its presentation of proportionate financial information within certain of its Supplemental Schedules. Aimco revised such information in response to clarifying statements regarding the presentation of non-GAAP measures made by a representative of the Securities Exchange Commission (“SEC”) in September.
The paragraphs below explain the revisions to Aimco’s Supplemental Schedules.
Supplemental Schedule 2
Prior to third quarter 2016, Supplemental Schedule 2 presented reconciliations of Aimco’s consolidated property net operating income (“NOI”) and FFO, Pro forma FFO and AFFO components to the corresponding amounts calculated on a proportionate basis. Aimco’s current presentation provides the consolidated components of FFO, Pro forma FFO and AFFO on Supplemental Schedule 2(a) and separately, on Supplemental Schedule 2(b), provides Aimco’s proportionate share of FFO, Pro forma FFO and AFFO attributable to Aimco’s investments in unconsolidated real estate partnerships and the amounts of FFO, Pro forma FFO and AFFO attributable to the non-Aimco partners (noncontrolling interests) in consolidated real estate partnerships. Readers may compute Aimco’s proportionate share of property NOI and other components of FFO, Pro forma FFO and AFFO by combining the consolidated amounts from Supplemental Schedule 2(a) with the proportionate amounts presented on Supplemental Schedule 2(b).
Supplemental Schedule 3
Prior to third quarter 2016, Supplemental Schedule 3 presented Conventional and Affordable Property NOI on a proportionate basis, including Aimco’s share of the property NOI of unconsolidated real estate partnerships and excluding the noncontrolling interests’ share of property NOI from consolidated real estate partnerships. In Aimco’s current presentation, Supplemental Schedule 3(a) presents property NOI on a consolidated basis, which excludes Aimco’s share of the property NOI of unconsolidated partnerships and includes 100% of the property NOI of consolidated real estate partnerships, though excluding the amounts of property NOI related to Sold or Held for Sale Apartment Communities. Aimco’s share of the property NOI from consolidated partnerships may be estimated by multiplying each category by the Average Economic Ownership percentages provided on that schedule. Supplemental Schedule 3(b) presents the results of Sold and Held for Sale Apartment Communities on a consolidated basis as well as the results of unconsolidated real estate partnerships on a 100% basis. Aimco’s share of the property NOI from apartment communities owned by unconsolidated real estate partnerships may be estimated by multiplying the results of each category by the Average Economic Ownership percentage provided. Aimco’s share of property NOI amounts for its retained portfolio may be computed by combining the results of these computations.
Supplemental Schedule 4
Prior to third quarter 2016, Supplemental Schedule 4 presented a reconciliation of Aimco’s consolidated balance sheet to Aimco’s proportionate balance sheet. In the current presentation, Supplemental Schedule 4 presents only Aimco’s share of the assets and liabilities of unconsolidated real estate partnerships and the noncontrolling interests’ share of the assets and liabilities of Aimco’s consolidated real estate partnerships. Aimco’s proportionate balance sheet information may be computed by combining the amounts presented in Aimco’s Consolidated Balance Sheet with the proportionate amounts on Supplemental Schedule 4.
Please see the Glossary for additional information regarding Aimco Proportionate Financial Information.
Readers of Aimco’s supplemental information are encouraged to contact Aimco’s Investor Relations team with any questions about these revisions.

12

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income attributable to Aimco common stockholders	$162,000	$66,639	$417,781	$235,966
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	83,031	75,170	314,840	288,611
Gain on dispositions and other, net of noncontrolling partners’ interest	(156,205)	(51,474)	(381,131)	(174,797)
Income tax provision related to gain on dispositions and other	1,954	1,903	6,374	1,758
Common noncontrolling interests in Aimco OP’s share of above adjustments	3,308	(1,203)	2,782	(5,548)
Amounts allocable to participating securities	102	(92)	88	(473)
FFO Attributable to Aimco common stockholders	$94,190	$90,943	$360,734	$345,517
Preferred equity redemption related amounts, net of common noncontrolling interests in Aimco OP and participating securities	—	—	1,877	658
Pro forma FFO Attributable to Aimco common stockholders	$94,190	$90,943	$362,611	$346,175
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(15,217)	(16,593)	(55,289)	(53,925)
AFFO Attributable to Aimco common stockholders	$78,973	$74,350	$307,322	$292,250

Weighted average common shares outstanding	156,171	155,725	156,001	155,177
Dilutive common share equivalents	369	318	390	393
Total shares and dilutive share equivalents	156,540	156,043	156,391	155,570

FFO per share – diluted	$0.60	$0.58	$2.31	$2.22
Pro Forma FFO per share – diluted	$0.60	$0.58	$2.32	$2.23
AFFO per share – diluted	$0.50	$0.48	$1.97	$1.88

13

Supplemental Schedule 2(a)

Funds From Operations and Adjusted Funds From Operations Information
Consolidated Components of Funds From Operations and Adjusted Funds From Operations
Three Months and Year Ended December 31, 2016 Compared to Three Months and Year Ended December 31, 2015
(in thousands) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Real estate operations:
Rental and other property revenues
Conventional Same Store	$165,522	$158,707	$654,962	$626,047
Conventional Redevelopment and Development	33,019	29,587	125,409	111,697
Conventional Acquisition	5,032	1,640	11,190	3,646
Other Conventional	12,125	11,642	48,535	46,868
Total Conventional	215,698	201,576	840,096	788,258
Affordable	25,755	23,084	101,383	94,080
Property management revenues, primarily from affiliates	2	(2)	8	9
Total rental and other property revenues	241,455	224,658	941,487	882,347

Property operating expenses
Conventional Same Store	47,422	47,820	197,837	195,706
Conventional Redevelopment and Development	10,592	10,103	42,691	39,121
Conventional Acquisition	2,571	731	6,158	2,412
Other Conventional	5,802	5,912	23,937	22,811
Total Conventional	66,387	64,566	270,623	260,050
Affordable	9,711	9,380	39,086	37,810
Casualties	(220)	1,856	5,774	8,306
Property management expenses	6,513	6,788	24,751	24,700
Total property operating expenses	82,391	82,590	340,234	330,866
Net real estate operations	159,064	142,068	601,253	551,481

Amortization of deferred tax credit income (non-cash)	790	3,500	12,352	18,680
Amortization of deferred tax credit income (cash)	2,626	2,619	5,272	5,430
Non-recurring asset management revenues	13	110	3,699	246
Total tax credit and asset management revenues	3,429	6,229	21,323	24,356

Asset management expenses	(1,403)	(1,261)	(4,333)	(5,855)
Depreciation and amortization related to non-real estate assets	(2,851)	(2,570)	(11,013)	(10,201)
General and administrative expenses	(10,428)	(9,451)	(44,937)	(43,178)
Other expense, net	(5,604)	(2,733)	(14,115)	(9,484)
Interest income	1,956	1,784	7,813	6,961
Interest expense	(50,461)	(47,769)	(196,231)	(194,606)
Gain on disposition of non-depreciable assets and other	575	1,749	4,600	2,901
Historic tax credit benefit	4,960	2,716	14,511	12,742
Other tax benefits, net	3,908	3,861	11,648	16,807
FFO related to Sold and Held For Sale Apartment Communities	2,720	9,590	20,469	40,017
Preferred dividends and distributions	(4,119)	(4,492)	(19,233)	(18,737)
Common noncontrolling interests in Aimco OP	(4,561)	(4,520)	(17,586)	(17,459)
Amounts allocated to participating securities	(149)	(352)	(547)	(1,423)
Aimco share of amounts associated with unconsolidated partnerships [1]	448	1,494	2,602	3,820
Noncontrolling interests in the above amounts [1]	(3,294)	(5,400)	(15,490)	(12,625)
FFO Attributable to Aimco common stockholders	$94,190	$90,943	$360,734	$345,517

Preferred stock redemption related amounts	—	—	1,877	658
Pro Forma FFO Attributable to Aimco common stockholders	$94,190	$90,943	$362,611	$346,175

Capital Replacements	(16,144)	(18,182)	(58,792)	(58,322)
Noncontrolling interests share of Capital Replacements [1]	927	1,589	3,503	4,397
AFFO Attributable to Aimco common stockholders	$78,973	$74,350	$307,322	$292,250

[1]	Please refer to Supplemental Schedule 2(b) for the proportionate financial information comprising these amounts.

14

Supplemental Schedule 2(b)

Funds From Operations and Adjusted Funds From Operations Information				(page 1 of 2)
Proportionate Amounts
Three Months Ended December 31, 2016 Compared to Three Months Ended December 31, 2015
(in thousands) (unaudited)

	Three Months Ended		Three Months Ended
	December 31, 2016		December 31, 2015
	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests' Share of Consolidated Partnerships	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests' Share of Consolidated Partnerships
Real estate operations:
Rental and other property revenues
Conventional Same Store	$—	$(4,666)	$—	$(4,632)
Conventional Redevelopment	—	(2,235)	—	(2,512)
Other Conventional	548	—	531	—
Total Conventional	548	(6,901)	531	(7,144)
Affordable	1,027	(145)	1,008	(168)
Property management revenues, primarily from affiliates	(65)	176	(58)	145
Total rental and other property revenues	1,510	(6,870)	1,481	(7,167)

Property operating expenses
Conventional Same Store	—	(1,449)	—	(1,484)
Conventional Redevelopment	—	(709)	—	(754)
Other Conventional	176	—	188	—
Total Conventional	176	(2,158)	188	(2,238)
Affordable	518	(61)	426	(74)
Casualties	—	(6)	—	6
Property management expenses	—	—	—	2
Total property operating expenses	694	(2,225)	614	(2,304)
Net real estate operations	816	(4,645)	867	(4,863)

Non-recurring asset management revenues	—	—	—	24
Depreciation and amortization related to non-real estate assets	—	4	—	4
Other expense, net	(80)	16	(39)	16
Interest income	—	5	—	5
Interest expense	(288)	1,477	(310)	1,544
Gain (loss) on disposition of non-depreciable assets and other	—	(139)	976	(2,034)
FFO related to Sold and Held For Sale Apartment Communities	—	(12)	—	(96)
FFO / Pro Forma FFO amounts	$448	$(3,294)	$1,494	$(5,400)
Capital Replacements	—	927	—	1,589
AFFO amounts	$448	$(2,367)	$1,494	$(3,811)

Aimco’s FFO, Pro Forma FFO and AFFO are computed after adjustments for Aimco’s share of such amounts from unconsolidated partnerships and excluding the noncontrolling interests’ share of such amounts from consolidated real estate partnerships. The information above provides additional details about those proportionate amounts included in Aimco’s FFO, Pro Forma FFO and AFFO as shown on Supplemental Schedule 2(a). Please refer to the Glossary for additional information regarding these non-GAAP measures.

15

Supplemental Schedule 2(b)

Funds From Operations and Adjusted Funds From Operations Information				(page 2 of 2)
Proportionate Amounts
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
(in thousands) (unaudited)

	Year Ended		Year Ended
	December 31, 2016		December 31, 2015
	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests' Share of Consolidated Partnerships	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests' Share of Consolidated Partnerships
Real estate operations:
Rental and other property revenues
Conventional Same Store	$—	$(18,740)	$—	$(18,362)
Conventional Redevelopment	—	(9,290)	—	(10,009)
Other Conventional	2,209	—	2,063	—
Total Conventional	2,209	(28,030)	2,063	(28,371)
Affordable	4,074	(579)	4,006	(584)
Property management revenues, primarily from affiliates	(248)	577	(234)	574
Total rental and other property revenues	6,035	(28,032)	5,835	(28,381)

Property operating expenses
Conventional Same Store	—	(6,000)	—	(6,052)
Conventional Redevelopment	—	(2,959)	—	(3,026)
Other Conventional	702	—	758	—
Total Conventional	702	(8,959)	758	(9,078)
Affordable	1,940	(229)	1,732	(265)
Casualties	—	(24)	—	(24)
Property management expenses	—	1	—	14
Total property operating expenses	2,642	(9,211)	2,490	(9,353)
Net real estate operations	3,393	(18,821)	3,345	(19,028)

Non-recurring asset management revenues	—	—	—	497

Depreciation and amortization related to non-real estate assets	—	16	—	17
Other expense, net	(223)	65	(317)	79
Interest income	1	19	2	23
Interest expense	(1,230)	6,041	(1,252)	6,329
Gain (loss) on disposition of non-depreciable assets and other	661	(2,744)	2,042	(437)
FFO related to Sold and Held For Sale Apartment Communities	—	(66)	—	(105)
FFO / Pro Forma FFO amounts	$2,602	$(15,490)	$3,820	$(12,625)
Capital Replacements	—	3,503	—	4,397
AFFO amounts	$2,602	$(11,987)	$3,820	$(8,228)

Aimco’s FFO, Pro Forma FFO and AFFO are computed after adjustments for Aimco’s share of such amounts from unconsolidated partnerships and excluding the noncontrolling interests’ share of such amounts from consolidated real estate partnerships. The information above provides additional details about those proportionate amounts included in Aimco’s FFO, Pro Forma FFO and AFFO as shown on Supplemental Schedule 2(a). Please refer to the Glossary for additional information regarding these non-GAAP measures.

16

Supplemental Schedule 3(a)

Property Net Operating Income
As of December 31, 2016
(in thousands) (unaudited)
	As of December 31, 2016			Three Months Ended
	Number of Apartment Communities	Number of Apartment Homes	Average Economic Ownership	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
Rental and other property revenues
Conventional Same Store	101	30,893	98%	$165,522	$165,768	$162,357	$161,315	$158,707
Conventional Redevelopment and Development	13	4,725	95%	33,019	32,066	30,464	29,860	29,587
Conventional Acquisition	3	672	100%	5,032	2,616	1,800	1,742	1,640
Other Conventional	13	1,490	100%	12,125	12,749	12,111	11,551	11,642
Total Conventional	130	37,780	98%	215,698	213,199	206,732	204,468	201,576
Affordable	47	7,650	99%	25,755	25,530	25,841	24,258	23,084
Total rental and other property revenues	177	45,430	98%	$241,453	$238,729	$232,573	$228,726	$224,660

Direct property operating expenses
Conventional Same Store				$47,422	$51,199	$49,798	$49,419	$47,820
Conventional Redevelopment and Development				10,592	11,429	10,892	9,778	10,103
Conventional Acquisition				2,571	1,663	994	930	731
Other Conventional				5,802	6,069	6,191	5,876	5,912
Total Conventional				66,387	70,360	67,875	66,003	64,566
Affordable				9,711	9,918	9,597	9,860	9,380
Total direct property operating expenses				$76,098	$80,278	$77,472	$75,863	$73,946

Property Net Operating Income
Conventional Same Store				$118,100	$114,569	$112,559	$111,896	$110,887
Conventional Redevelopment and Development				22,427	20,637	19,572	20,082	19,484
Conventional Acquisition				2,461	953	806	812	909
Other Conventional				6,323	6,680	5,920	5,675	5,730
Total Conventional				149,311	142,839	138,857	138,465	137,010
Affordable				16,044	15,612	16,244	14,398	13,704
Total Property Net Operating Income				$165,355	$158,451	$155,101	$152,863	$150,714

Property net operating income in the table above is presented on a consolidated basis, which includes 100% of consolidated real estate partnership results and excludes the results of unconsolidated real estate partnerships, which are accounted for using the equity method of accounting. Aimco’s share of the property net operating income from its consolidated partnerships may be estimated by multiplying each category by the Average Economic Ownership percentages shown. Please refer to the Glossary for additional information regarding these non-GAAP measures.

Please refer to Supplemental Schedule 3(b) for information about the property net operating income of Sold and Held for Sale Apartment Communities and unconsolidated partnerships.

17

Supplemental Schedule 3(b)

Property Net Operating Income
As of December 31, 2016
(in thousands) (unaudited)

	As of December 31, 2016			Three Months Ended
	Number of Apartment Communities	Number of Apartment Homes	Average Economic Ownership	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Sold and Held for Sale Property Net Operating Income [1]

Sold and Held for Sale Property Net Operating Income
Sold Apartment Communities				$2,741	$3,501	$6,199	$8,233	$10,226
Held for Sale Apartment Communities	1	52	100%	39	45	38	38	1
Total Sold and Held for Sale Property Net Operating Income				$2,780	$3,546	$6,237	$8,271	$10,227

Unconsolidated Real Estate Partnerships Property Net Operating Income [2]

Rental and other property revenues
Other Conventional	4	142	51%	$1,069	$1,099	$1,063	$1,075	$1,035
Other Affordable	7	687	49%	2,096	2,069	2,074	2,074	2,057
Total rental and other property revenues	11	829	49%	$3,165	$3,168	$3,137	$3,149	$3,092

Direct property operating expenses
Other Conventional				$341	$250	$413	$335	$368
Other Affordable				1,057	1,042	953	907	869
Total direct property operating expenses				$1,398	$1,292	$1,366	$1,242	$1,237

Property Net Operating Income
Other Conventional				$728	$849	$650	$740	$667
Other Affordable				1,039	1,027	1,121	1,167	1,188
Total Property Net Operating Income				$1,767	$1,876	$1,771	$1,907	$1,855

[1]	Property net operating income for Sold and Held for Sale communities presented above reflects consolidated, or 100%, amounts.
[2]
Property net operating income for communities owned by unconsolidated real estate partnerships presented above reflects 100% of the results of such communities. Aimco’s share of the property net operating income for these communities may be estimated by multiplying each category by the Average Economic Ownership percentages shown. Please refer to the Glossary for additional information regarding Aimco’s proportionate financial information.

Aimco’s share of the property net operating income for its retained portfolio of apartment communities may be computed by adding together the Aimco share results computed as described on Supplemental Schedule 3(a) and the Aimco share results computed as described in Note 2 above.

18

Supplemental Schedule 4

Proportionate Balance Sheet Information
As of December 31, 2016
(in thousands)(unaudited)
	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests’ Share of Consolidated Partnerships
ASSETS
Real estate	$51,183	$(251,596)
Accumulated depreciation	(12,145)	83,429
Net real estate	39,038	(168,167)
Cash and cash equivalents	19	(2,367)
Restricted cash	1,715	(1,687)
Investment in unconsolidated real estate partnerships	(14,983)	—
Other assets	(2,652)	(32,040)
Total assets	$23,137	$(204,261)

LIABILITIES AND EQUITY
Non-recourse property debt	$22,555	$(159,349)
Debt issue costs	(199)	295
Non-recourse property debt, net	22,356	(159,054)
Deferred income	(2)	(371)
Other liabilities	783	(42,590)
Total liabilities	23,137	(202,015)
Other Aimco equity	—	148,875
Noncontrolling interests in consolidated real estate partnerships	—	(151,121)
Total liabilities and equity	$23,137	$(204,261)

The above amounts represent adjustments related to Aimco’s share of the assets and liabilities of unconsolidated partnerships and noncontrolling interests’ share of the assets and liabilities of consolidated partnerships that are necessary to compute Aimco’s proportionate balance sheet. The amounts provided on the Consolidated Balance Sheet may be combined with these amounts to compute Aimco’s Share of assets and liabilities. Aimco believes that this information is useful to investors in the computation of Aimco’s Net Asset Value, which includes Aimco’s share of the net assets of unconsolidated real estate partnerships and excludes the noncontrolling interests’ share of the net assets of consolidated real estate partnerships. Please refer to the Glossary for additional information regarding these non-GAAP measures.

19

Supplemental Schedule 5(a)

Capitalization and Financial Metrics
As of December 31, 2016
(dollars in thousands) (unaudited)

Leverage Balances and Characteristics [1]
Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests’ Share of Consolidated Partnerships	Aimco’s Share of Balances		Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$3,735,815	$22,555	$(159,349)	$3,599,021		7.7		4.85%
Floating rate tax-exempt bonds	83,644	—	—	83,644		7.0		1.82%
Fixed rate tax-exempt bonds	70,188	—	—	70,188		23.6		4.68%
Total non-recourse property debt	$3,889,647	$22,555	$(159,349)	$3,752,853	[2]	8.0		4.78%
Revolving credit facility borrowings	17,930	—	—	17,930		5.1		2.09%
Preferred Equity	228,201	—	—	228,201		40.0	[3]	7.21%
Total Leverage	$4,135,778	$22,555	$(159,349)	$3,998,984		9.8		4.90%
Cash and restricted cash	(131,150)	(1,734)	4,054	(128,830)
Securitization trust assets	(76,063)	—	—	(76,063)	[4]
Property debt secured by assets held for sale	1,769	—	—	1,769
Net Leverage	$3,930,334	$20,821	$(155,295)	$3,795,860

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total		Maturities as a Percent of Total Leverage	Average Rate on Maturing Debt
2017 1Q	$20,839	$8,968		$29,807		0.25%	3.15%
2017 2Q	21,296	33,323		54,619		0.91%	5.68%
2017 3Q	21,021	38,933		59,954		1.07%	5.94%
2017 4Q	21,174	178,938		200,112		4.90%	6.23%
Total 2017	84,330	260,162		344,492		7.13%	6.01%

2018 1Q	20,429	74,869		95,298		2.05%	4.10%
2018 2Q	20,610	28,279		48,888		0.77%	5.26%
2018 3Q	20,664	—		20,664		—%	—%
2018 4Q	21,443	52,264		73,707		1.43%	4.14%
Total 2018	83,146	155,412		238,557		4.25%	4.33%

2019	79,108	480,116		559,224		13.15%	5.62%
2020	72,895	303,687		376,582		8.32%	6.12%
2021	56,901	647,133	[5]	704,034		17.72%	5.21%
2022	43,421	233,439		276,860		6.39%	4.77%
2023	28,797	146,885		175,682		4.02%	5.16%
2024	23,576	99,476		123,052		2.72%	3.41%
2025	22,282	131,312		153,594		3.60%	3.69%
2026	18,356	159,986		178,342		4.38%	3.41%
Thereafter	326,404	195,178		521,582		5.34%	3.03%
Total	$839,216	$2,812,786		$3,652,001
Securitization Trust Assets				100,852	[5]
Aimco share non-recourse property debt				$3,752,853

[1]
Please refer to the Glossary for discussion of Aimco’s leverage ratios, which are computed using Aimco’s Share of debt and presented on Supplemental Schedule 5(b), as well as reconciliations of the inputs to the calculation to the nearest GAAP measures.

[2]
Represents the carrying amount of Aimco debt. At December 31, 2016, Aimco’s debt had a mark-to-market liability of $62.8 million at quarter end. Such mark-to-market has been computed by Aimco utilizing a Money-Weighted Average Interest Rate on Aimco’s fixed rate property debt of 4.35%, which rate takes into account the timing of amortization and maturities, and a market rate of 3.99%, which rate takes into account the duration of the property debt as well as its loan-to-value and coverage.

[3]	Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average of its total leverage assuming a 40-year maturity for its Preferred Equity.
[4]
In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. The subordinate positions have a face value of $100.9 million and a carrying amount of $76.1 million, and are included in other assets on the Aimco Consolidated Balance Sheet at December 31, 2016. The carrying amount of these investments effectively reduces Aimco’s December 31, 2016 leverage.

[5]
The securitized property loans mature in 2021, and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $748.0 million to $647.1 million, or 17.7% of debt outstanding at December 31, 2016.

20

Supplemental Schedule 5(b)

As of December 31, 2016
Capitalization and Financial Metrics
(share, unit and dollar amounts in thousands) (unaudited)

Preferred Equity

	Shares/Units Outstanding as of December 31, 2016	Date First Available for Redemption by Aimco	Coupon	Amount
Class A Perpetual Preferred Stock	5,000	5/17/2019	6.875%	$125,000

Preferred Partnership Units	3,889		7.609%	103,201
Total Preferred Equity			7.207%	$228,201

Leverage Ratios
Trailing Twelve Months Ended December 31,
	2016	2015
Debt to EBITDA	6.3x	6.4x
Debt and Preferred Equity to EBITDA	6.7x	6.8x
EBITDA to Interest	3.2x	3.1x
EBITDA to Interest and Preferred Dividends	2.9x	2.8x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Fixed Charge Coverage Ratio	1.96x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

Common Stock, Partnership Units and Equivalents

As of
December 31, 2016
Class A Common Stock outstanding	156,210
Participating unvested restricted stock	248
Dilutive options share equivalents and non-participating unvested restricted stock	598
Total shares and dilutive share equivalents	157,056
Common Partnership Units and equivalents	7,605
Total shares, units and dilutive share equivalents	164,661

21

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
Fourth Quarter 2016 Compared to Fourth Quarter 2015
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	4Q 2016	4Q 2015	Growth	4Q 2016	4Q 2015	Growth	4Q 2016	4Q 2015	Growth	4Q 2016	4Q 2016	4Q 2015	4Q 2016	4Q 2015
Target Markets
Atlanta	4	723	723	$3,234	$3,106	4.1%	$1,161	$1,323	(12.2)%	$2,073	$1,783	16.3%	64.1%	95.4%	94.9%	$1,563	$1,510
Bay Area	6	1,202	1,202	9,644	9,053	6.5%	2,263	2,403	(5.8)%	7,381	6,650	11.0%	76.5%	96.2%	95.1%	2,779	2,640
Boston	12	4,173	4,173	19,692	18,545	6.2%	6,235	6,154	1.3%	13,457	12,391	8.6%	68.3%	95.5%	96.3%	1,647	1,538
Chicago	9	2,882	2,882	13,936	13,572	2.7%	4,230	4,312	(1.9)%	9,706	9,260	4.8%	69.6%	96.5%	95.7%	1,671	1,640
Denver	8	2,065	2,026	9,471	8,894	6.5%	2,223	2,435	(8.7)%	7,248	6,459	12.2%	76.5%	96.3%	96.1%	1,617	1,522
Greater DC	13	5,325	5,297	24,265	23,475	3.4%	7,046	7,120	(1.0)%	17,219	16,355	5.3%	71.0%	96.2%	95.5%	1,588	1,548
Los Angeles	11	3,031	2,625	19,856	19,008	4.5%	4,616	4,754	(2.9)%	15,240	14,254	6.9%	76.8%	96.2%	96.3%	2,622	2,507
Miami	4	2,000	1,989	13,494	13,276	1.6%	4,045	3,760	7.6%	9,449	9,516	(0.7)%	70.0%	96.1%	94.9%	2,353	2,346
Greater New York	9	496	496	4,447	4,316	3.0%	1,448	1,424	1.7%	2,999	2,892	3.7%	67.4%	96.0%	96.4%	3,113	3,010
Philadelphia	3	1,320	1,241	6,174	5,889	4.8%	1,795	1,959	(8.4)%	4,379	3,930	11.4%	70.9%	96.4%	95.2%	1,720	1,661
San Diego	5	1,948	1,948	10,247	9,641	6.3%	2,415	2,363	2.2%	7,832	7,278	7.6%	76.4%	96.9%	96.4%	1,809	1,712
Seattle	2	239	239	1,575	1,357	16.1%	490	480	2.1%	1,085	877	23.7%	68.9%	95.9%	92.4%	2,291	2,049

Total Target Markets	86	25,404	24,841	136,035	130,132	4.5%	37,967	38,487	(1.4)%	98,068	91,645	7.0%	72.1%	96.1%	95.7%	1,899	1,824

Other Markets
Baltimore	2	376	376	1,540	1,516	1.6%	545	547	(0.4)%	995	969	2.7%	64.6%	93.9%	92.0%	1,454	1,461
Nashville	3	764	764	3,113	2,995	3.9%	903	858	5.2%	2,210	2,137	3.4%	71.0%	92.8%	94.3%	1,464	1,385
Norfolk - Richmond	5	1,487	1,408	4,618	4,554	1.4%	1,476	1,454	1.5%	3,142	3,100	1.4%	68.0%	95.6%	95.2%	1,143	1,132
Other Markets	5	2,862	2,862	15,363	14,690	4.6%	5,088	4,993	1.9%	10,275	9,697	6.0%	66.9%	96.3%	95.2%	1,858	1,796

Total Other Markets	15	5,489	5,410	24,634	23,755	3.7%	8,012	7,852	2.0%	16,622	15,903	4.5%	67.5%	95.5%	94.9%	1,590	1,542

Grand Total	101	30,893	30,251	$160,669	$153,887	4.4%	$45,979	$46,339	(0.8)%	$114,690	$107,548	6.6%	71.4%	96.0%	95.6%	$1,844	$1,774

The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Conventional Segment. Please refer to the Glossary for a reconciliation of the Conventional Same Store operating results shown above to Aimco’s measure of segment performance, Conventional Proportionate Property Net Operating Income.

22

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
Fourth Quarter 2016 Compared to Third Quarter 2016
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	4Q 2016	3Q 2016	Growth	4Q 2016	3Q 2016	Growth	4Q 2016	3Q 2016	Growth	4Q 2016	4Q 2016	3Q 2016	4Q 2016	3Q 2016
Target Markets
Atlanta	4	723	723	$3,234	$3,262	(0.9)%	$1,161	$1,242	(6.5)%	$2,073	$2,020	2.6%	64.1%	95.4%	95.4%	$1,563	$1,576
Bay Area	6	1,202	1,202	9,644	9,543	1.1%	2,263	2,348	(3.6)%	7,381	7,195	2.6%	76.5%	96.2%	94.8%	2,779	2,792
Boston	12	4,173	4,173	19,692	19,779	(0.4)%	6,235	6,654	(6.3)%	13,457	13,125	2.5%	68.3%	95.5%	96.5%	1,647	1,637
Chicago	9	2,882	2,882	13,936	13,922	0.1%	4,230	4,286	(1.3)%	9,706	9,636	0.7%	69.6%	96.5%	95.1%	1,671	1,693
Denver	8	2,065	2,026	9,471	9,482	(0.1)%	2,223	2,350	(5.4)%	7,248	7,132	1.6%	76.5%	96.3%	95.4%	1,617	1,635
Greater DC	13	5,325	5,297	24,265	24,483	(0.9)%	7,046	7,922	(11.1)%	17,219	16,561	4.0%	71.0%	96.2%	96.3%	1,588	1,599
Los Angeles	11	3,031	2,625	19,856	19,706	0.8%	4,616	4,904	(5.9)%	15,240	14,802	3.0%	76.8%	96.2%	95.6%	2,622	2,617
Miami	4	2,000	1,989	13,494	13,476	0.1%	4,045	4,291	(5.7)%	9,449	9,185	2.9%	70.0%	96.1%	94.4%	2,353	2,394
Greater New York	9	496	496	4,447	4,366	1.9%	1,448	1,564	(7.4)%	2,999	2,802	7.0%	67.4%	96.0%	94.7%	3,113	3,100
Philadelphia	3	1,320	1,241	6,174	6,133	0.7%	1,795	2,139	(16.1)%	4,379	3,994	9.6%	70.9%	96.4%	95.6%	1,720	1,722
San Diego	5	1,948	1,948	10,247	10,293	(0.4)%	2,415	2,616	(7.7)%	7,832	7,677	2.0%	76.4%	96.9%	96.6%	1,809	1,824
Seattle	2	239	239	1,575	1,567	0.5%	490	516	(5.0)%	1,085	1,051	3.2%	68.9%	95.9%	96.1%	2,291	2,274

Total Target Markets	86	25,404	24,841	136,035	136,012	—%	37,967	40,832	(7.0)%	98,068	95,180	3.0%	72.1%	96.1%	95.8%	1,899	1,906

Other Markets
Baltimore	2	376	376	1,540	1,565	(1.6)%	545	589	(7.5)%	995	976	1.9%	64.6%	93.9%	95.6%	1,454	1,451
Nashville	3	764	764	3,113	3,148	(1.1)%	903	1,025	(11.9)%	2,210	2,123	4.1%	71.0%	92.8%	93.7%	1,464	1,465
Norfolk - Richmond	5	1,487	1,408	4,618	4,686	(1.5)%	1,476	1,632	(9.6)%	3,142	3,054	2.9%	68.0%	95.6%	95.3%	1,143	1,164
Other Markets	5	2,862	2,862	15,363	15,460	(0.6)%	5,088	5,591	(9.0)%	10,275	9,869	4.1%	66.9%	96.3%	96.0%	1,858	1,876

Total Other Markets	15	5,489	5,410	24,634	24,859	(0.9)%	8,012	8,837	(9.3)%	16,622	16,022	3.7%	67.5%	95.5%	95.4%	1,590	1,605

Grand Total	101	30,893	30,251	$160,669	$160,871	(0.1)%	$45,979	$49,669	(7.4)%	$114,690	$111,202	3.1%	71.4%	96.0%	95.7%	$1,844	$1,852

The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Conventional Segment. Please refer to the Glossary for a reconciliation of the Conventional Same Store operating results shown above to Aimco’s measure of segment performance, Conventional Proportionate Property Net Operating Income.

23

Supplemental Schedule 6(c)

Conventional Same Store Operating Results
Year Ended December 31, 2016 Compared to Year Ended December 31, 2015
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	YTD 4Q 2016	YTD 4Q 2015	Growth	YTD 4Q 2016	YTD 4Q 2015	Growth	YTD 4Q 2016	YTD 4Q 2015	Growth	YTD 4Q 2016	YTD 4Q 2016	YTD 4Q 2015	YTD 4Q 2016	YTD 4Q 2015
Target Markets
Atlanta	4	723	723	$12,834	$12,055	6.5%	$4,977	$5,355	(7.1)%	$7,857	$6,700	17.3%	61.2%	95.3%	94.8%	$1,552	$1,466
Bay Area	6	1,202	1,202	37,959	34,711	9.4%	9,311	9,128	2.0%	28,648	25,583	12.0%	75.5%	95.8%	96.1%	2,748	2,504
Boston	12	4,173	4,173	77,540	72,473	7.0%	26,290	25,895	1.5%	51,250	46,578	10.0%	66.1%	96.4%	96.7%	1,607	1,497
Chicago	9	2,882	2,882	55,386	53,756	3.0%	17,674	17,636	0.2%	37,712	36,120	4.4%	68.1%	96.2%	95.8%	1,665	1,622
Denver	8	2,065	2,026	37,151	34,240	8.5%	9,141	9,579	(4.6)%	28,010	24,661	13.6%	75.4%	95.9%	96.0%	1,593	1,466
Greater DC	13	5,325	5,297	96,438	93,679	2.9%	29,731	28,878	3.0%	66,707	64,801	2.9%	69.2%	96.2%	96.0%	1,578	1,536
Los Angeles	11	3,031	2,625	78,444	74,341	5.5%	19,231	19,155	0.4%	59,213	55,186	7.3%	75.5%	95.9%	96.3%	2,597	2,452
Miami	4	2,000	1,989	53,694	53,144	1.0%	16,801	16,376	2.6%	36,893	36,768	0.3%	68.7%	95.3%	95.3%	2,361	2,337
Greater New York	9	496	496	17,426	16,889	3.2%	5,931	5,848	1.4%	11,495	11,041	4.1%	66.0%	95.2%	96.9%	3,074	2,929
Philadelphia	3	1,320	1,241	24,305	23,674	2.7%	8,030	8,267	(2.9)%	16,275	15,407	5.6%	67.0%	95.6%	95.7%	1,706	1,661
San Diego	5	1,948	1,948	40,290	37,549	7.3%	9,942	9,542	4.2%	30,348	28,007	8.4%	75.3%	96.7%	96.3%	1,784	1,668
Seattle	2	239	239	6,074	5,365	13.2%	2,040	1,895	7.7%	4,034	3,470	16.3%	66.4%	96.4%	94.3%	2,197	1,983

Total Target Markets	86	25,404	24,841	537,541	511,876	5.0%	159,099	157,554	1.0%	378,442	354,322	6.8%	70.4%	96.0%	96.0%	1,878	1,788

Other Markets
Baltimore	2	376	376	6,142	6,105	0.6%	2,284	2,273	0.5%	3,858	3,832	0.7%	62.8%	92.7%	92.5%	1,468	1,463
Nashville	3	764	764	12,399	11,770	5.3%	3,843	3,796	1.2%	8,556	7,974	7.3%	69.0%	94.1%	95.1%	1,437	1,350
Norfolk - Richmond	5	1,487	1,408	18,591	18,344	1.3%	6,190	6,010	3.0%	12,401	12,334	0.5%	66.7%	95.9%	95.8%	1,147	1,133
Other Markets	5	2,862	2,862	60,799	58,857	3.3%	20,864	20,025	4.2%	39,935	38,832	2.8%	65.7%	96.0%	95.8%	1,844	1,789

Total Other Markets	15	5,489	5,410	97,931	95,076	3.0%	33,181	32,104	3.4%	64,750	62,972	2.8%	66.1%	95.5%	95.5%	1,580	1,534

Grand Total	101	30,893	30,251	$635,472	$606,952	4.7%	$192,280	$189,658	1.4%	$443,192	$417,294	6.2%	69.7%	95.9%	95.9%	$1,825	$1,743

The financial information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Conventional Segment. Please refer to the Glossary for a reconciliation of the Conventional Same Store operating results shown above to Aimco’s measure of segment performance, Conventional Proportionate Property Net Operating Income.

24

Supplemental Schedule 6(d)

Conventional Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	4Q 2016	% of Total	4Q 2015	$ Change	% Change
Real estate taxes	$15,085	32.8%	$14,565	$520	3.6%
Utilities	9,149	19.9%	8,954	195	2.2%
Onsite payroll	8,593	18.7%	8,840	(247)	(2.8)%
Repairs and maintenance	5,544	12.1%	5,304	240	4.5%
Software, technology and other	3,004	6.5%	3,199	(195)	(6.1)%
Insurance	1,570	3.4%	2,314	(744)	(32.2)%
Marketing	1,476	3.2%	1,519	(43)	(2.8)%
Expensed turnover costs	1,558	3.4%	1,644	(86)	(5.2)%
Total	$45,979	100.0%	$46,339	$(360)	(0.8)%

Sequential Comparison

	4Q 2016	% of Total	3Q 2016	$ Change	% Change
Real estate taxes	$15,085	32.8%	$15,330	$(245)	(1.6)%
Utilities	9,149	19.9%	9,474	(325)	(3.4)%
Onsite payroll	8,593	18.7%	8,985	(392)	(4.4)%
Repairs and maintenance	5,544	12.1%	6,388	(844)	(13.2)%
Software, technology and other	3,004	6.5%	3,319	(315)	(9.5)%
Insurance	1,570	3.4%	2,174	(604)	(27.8)%
Marketing	1,476	3.2%	1,484	(8)	(0.5)%
Expensed turnover costs	1,558	3.4%	2,515	(957)	(38.1)%
Total	$45,979	100.0%	$49,669	$(3,690)	(7.4)%

Full Year Comparison

	YTD 4Q 2016	% of Total	YTD 4Q 2015	$ Change	% Change
Real estate taxes	$60,967	31.7%	$58,861	$2,106	3.6%
Utilities	37,269	19.4%	37,830	(561)	(1.5)%
Onsite payroll	35,537	18.5%	34,814	723	2.1%
Repairs and maintenance	24,545	12.8%	24,006	539	2.2%
Software, technology and other	12,935	6.7%	12,727	208	1.6%
Insurance	7,532	3.9%	8,060	(528)	(6.6)%
Marketing	6,165	3.2%	6,251	(86)	(1.4)%
Expensed turnover costs	7,330	3.8%	7,109	221	3.1%
Total	$192,280	100.0%	$189,658	$2,622	1.4%

The operating expense information presented on this schedule is proportionate financial information and represents a disaggregation of Aimco’s Conventional Segment operating expenses. Please refer to the Glossary for a reconciliation of the total Conventional Same Store operating expense information shown above to Aimco’s measure of segment performance, Conventional Proportionate Property Net Operating Income.

25

Supplemental Schedule 7(a)

Conventional Portfolio Data by Market
Fourth Quarter 2016 Compared to Fourth Quarter 2015
(unaudited)

	Quarter Ended December 31, 2016					Quarter Ended December 31, 2015
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home
Target Markets
Atlanta	5	817	817	1.8%	$1,736	8	1,497	1,483	2.6%	$1,484
Bay Area	12	2,632	2,632	9.6%	2,903	11	2,169	2,169	8.5%	2,684
Boston	15	4,689	4,689	11.0%	1,800	15	4,689	4,689	9.0%	1,566
Chicago	10	3,246	3,246	7.5%	1,671	10	3,246	3,246	7.4%	1,635
Denver	8	2,065	2,026	5.0%	1,617	8	2,065	2,026	4.6%	1,522
Greater DC	13	5,325	5,297	11.9%	1,588	14	6,547	6,519	14.2%	1,543
Los Angeles	14	4,543	3,892	16.2%	2,728	14	4,543	3,892	16.0%	2,622
Miami	5	2,612	2,601	7.8%	2,266	5	2,571	2,560	8.2%	2,281
Greater New York	18	1,040	1,040	4.1%	3,324	18	1,040	1,040	4.1%	3,235
Philadelphia	5	2,802	2,723	6.1%	1,941	6	3,525	3,446	6.4%	1,703
San Diego	12	2,423	2,353	6.7%	1,837	12	2,423	2,353	6.4%	1,724
Seattle	2	239	239	0.7%	2,291	2	239	239	0.7%	2,049

Total Target Markets	119	32,433	31,555	88.4%	2,046	123	34,554	33,662	88.1%	1,895

Other Markets
Baltimore	2	376	376	0.7%	1,454	4	797	797	1.3%	1,381
Nashville	3	764	764	1.5%	1,464	3	764	764	1.5%	1,385
Norfolk - Richmond	5	1,487	1,408	2.2%	1,143	5	1,487	1,408	2.2%	1,132
Other Markets	5	2,862	2,862	7.2%	1,858	5	2,862	2,862	6.9%	1,796

Total Other Markets	15	5,489	5,410	11.6%	1,590	17	5,910	5,831	11.9%	1,526

Grand Total [1]	134	37,922	36,965	100.0%	$1,978	140	40,464	39,493	100.0%	$1,840

[1]
The portfolio information presented above includes all conventional apartment communities in which Aimco held an equity interest as of the end of each period presented. Aimco’s portfolio at December 31, 2016, included four communities owned by unconsolidated real estate partnerships. Aimco’s portfolio at December 31, 2015, included the same four communities owned by unconsolidated real estate partnerships and six apartment communities that have been sold.

26

Supplemental Schedule 7(b)

Conventional Portfolio Data by Market
Third Quarter 2016 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality and that is also diversified across large coastal and job growth markets in the U.S. Please refer to the Glossary for a description of Aimco’s Portfolio Quality Ratings. The schedule below illustrates Aimco Conventional Apartment Community portfolio quality based on 3Q 2016 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove apartment communities sold through the current quarter, if any.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 28 years. Please see the Glossary for further information.

	Quarter Ended September 30, 2016
	Apartment Communities [1]	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Rent per Effective Apartment Home [2]	Market Rent [3]	Percentage of Market Rent Average	Average Age of Apartment Communities
Target Markets
Atlanta	5	817	817	1.7%	$1,537	$963	159.6%	22
Bay Area	12	2,632	2,632	8.5%	2,575	2,268	113.5%	16
Boston	15	4,689	4,689	10.3%	1,626	2,072	78.5%	28
Chicago	10	3,246	3,246	7.6%	1,482	1,197	123.8%	21
Denver	8	2,065	2,026	5.2%	1,431	1,105	129.5%	20
Greater DC	13	5,325	5,297	12.0%	1,446	1,639	88.2%	48
Los Angeles	14	4,543	3,892	16.7%	2,543	1,634	155.6%	11
Miami	5	2,604	2,593	8.0%	2,016	1,272	158.5%	23
Greater New York	18	1,040	1,040	4.2%	3,170	2,999	105.7%	85
Philadelphia	5	2,802	2,723	5.9%	1,734	1,204	144.0%	36
San Diego	12	2,423	2,353	7.5%	1,651	1,593	103.6%	25
Seattle	2	239	239	0.7%	1,962	1,435	136.7%	3

Total Target Markets	119	32,425	31,547	88.3%	1,844	1,630	113.1%	28

Other Markets
Baltimore	2	376	376	0.7%	1,353	1,165	116.1%	36
Nashville	3	764	764	1.6%	1,252	930	134.6%	23
Norfolk - Richmond	5	1,487	1,408	2.2%	993	951	104.4%	26
Other Markets	5	2,862	2,862	7.2%	1,645	1,402	117.3%	26

Total Other Markets	15	5,489	5,410	11.7%	1,401	1,201	116.7%	26

Grand Total	134	37,914	36,957	100.0%	$1,777	$1,567	113.4%	28

[1] The portfolio information presented above includes all conventional apartment communities in which Aimco held an equity interest as of December 31, 2016, which included four apartment communities owned by unconsolidated real estate partnerships.

[2] Represents rents, after concessions and vacancy loss, divided by Effective Apartment Homes. Does not include other rental income.
[3] 3Q 2016 per REIS

27

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Fourth Quarter 2016 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [1]	Property Debt	Net Sales Proceeds [2]	Aimco Net Proceeds [3]	Average Revenue per Home
Conventional	4	1,402	99%	$215.1	5.8%	5.1%	$—	$212.0	$210.1	$1,304

Full Year 2016 Dispositions [4]

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [1]	Property Debt	Net Sales Proceeds [2]	Aimco Net Proceeds [3]	Average Revenue per Home
Conventional	7	3,045	100%	$517.0	5.6%	4.9%	$—	$511.0	$509.1	$1,412

Full Year 2016 Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price
Indigo [5]	Redwood City, CA	August	463	$320.0

[1] Please refer to the Glossary for definitions of NOI Cap Rate and Free Cash Flow Cap Rate. The Conventional apartment communities sold were located in Baltimore, MD, (a non-target market) and in Alexandria, VA, Atlanta, GA and Levittown, PA (in less desirable locations with Aimco’s target markets) and had average revenue per apartment home significantly below that of Aimco’s retained portfolio. Accordingly, the NOI Cap Rate and Free Cash Flow Cap Rate for the Conventional apartment communities sold during 2016 are not indicative of those for Aimco’s retained portfolio.

[2] Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
[3] Aimco Net Proceeds are Net Sales Proceeds adjusted for distributions made to noncontrolling interests in real estate partnerships.
[4] During 2016, Aimco sold one affordable apartment community with 296 apartment homes from its low-income housing tax credit portfolio for gross proceeds of $27.5 million. After payment of property debt, transaction costs and distribution of proceeds to the limited partners, net proceeds to Aimco were $10.3 million.

[5] Aimco acquired this community in the final stages of construction during the third quarter. As of December 31, 2016, 77% of the 463 apartment homes were occupied. Upon achievement of net operating income stabilization, revenues per apartment home are expected to average $4,130.

28

Supplemental Schedule 9

Capital Additions
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition. Please see the Glossary for further descriptions.

	Three Months Ended December 31, 2016			Year Ended December 31, 2016
	Conventional	Affordable	Total	Conventional	Affordable	Total
Capital Additions [1]
Capital Replacements
Buildings and grounds	$8,655	$1,411	$10,066	$31,526	$4,821	$36,347
Turnover capital additions	1,724	355	2,079	5,519	1,176	6,695
Capitalized site payroll and indirect costs	948	19	967	3,688	91	3,779
Capital Replacements	11,327	1,785	13,112	40,733	6,088	46,821
Capital Improvements	5,209	351	5,560	15,275	1,744	17,019
Property Upgrades	22,334	—	22,334	76,094	—	76,094
Redevelopment [2]	37,588	—	37,588	155,398	—	155,398
Development	1,341	—	1,341	31,823	—	31,823
Casualty	1,035	2,605	3,640	5,250	3,223	8,473
Total Capital Additions [3]	$78,834	$4,741	$83,575	$324,573	$11,055	$335,628

Total apartment homes	37,780	7,650	45,430	37,780	7,650	45,430
Capital Replacements per apartment home	$300	$233	$289	$1,078	$796	$1,031

[1]
Capital additions are presented on a consolidated basis, which includes 100% of consolidated real estate partnership capital additions and excludes the capital additions made by unconsolidated real estate partnerships, which are accounted for using the equity method of accounting. Aimco’s share of capital additions for the year ended December 31, 2016 included $46.2 million of Capital Replacements, $16.9 million of Capital Improvements, $75.0 million of Property Upgrades, $150.7 million of Redevelopment, $31.8 million of Development and $8.4 million of Casualty.

[2]
Redevelopment spending includes Aimco’s investment in ongoing larger projects that meet the definition of Conventional Redevelopment and Development Apartment Communities described in the Glossary, and for which additional information is provided on Supplemental Schedule 10. Redevelopment spending also includes Aimco’s investment in apartment communities in its redevelopment pipeline that do not currently meet the definition of Conventional Redevelopment and Development Apartment Communities or for which the net investment is not expected to exceed $10 million, which are not included in Supplemental Schedule 10.

[3]	For the three months and year ended December 31, 2016, Total Capital Additions include $1.8 million and of $9.6 million of capitalized interest costs, respectively.

29

Supplemental Schedule 10

Redevelopment and Development Portfolio								(Page 1 of 4)
As of December 31, 2016
(unaudited)

		Total Apartment Homes	Estimated / Actual Net Investment (millions)	Inception-to-Date Net Investment (millions)			Average Revenue per Apartment Home Redeveloped or Constructed
	Location				Stabilized Occupancy	NOI Stabilization	Prior to Investment	Stabilized	Incremental Commercial Revenue (millions)
Under Redevelopment
Bay Parc Plaza	Miami, FL	471	$16.0	$1.6	[1]	[1]	$2,036	$2,185	$0.1
Palazzo at Park La Brea	Los Angeles, CA	521	24.5	7.8	2Q 2018	3Q 2019	3,259	3,750	—
Park Towne Place	Philadelphia, PA	948	136.3	108.7	1Q 2018	2Q 2019	1,689	2,640	0.2
Saybrook Pointe	San Jose, CA	324	15.2	5.0	1Q 2019	2Q 2020	2,660	2,900	—
The Sterling	Philadelphia, PA	534	73.0	63.5	3Q 2017	4Q 2018	2,015	2,685	1.2
Yorktown	Lombard, IL	364	25.7	8.5	3Q 2018	4Q 2019	1,577	2,160	—

In Lease-up
One Canal	Boston, MA	310	195.0	191.9	1Q 2017	2Q 2018	n/a	3,865	1.1

Total / Weighted Average		3,472	$485.7	$387.0

Projected Net Operating Income Yield on Incremental Investment at Stabilization				6.1%
[1] This phase of the redevelopment project encompasses common area, amenity improvements and the creation of a new retail space.

Summary of Redevelopment and Development Activity - In Active Construction or Lease-up
As of December 31, 2016
(unaudited)

	Number of Apartment Homes		Percentage of Completed Homes
	Approved for Redevelopment / To Be Constructed	Completed	Leased	Occupied
In Active Construction
Palazzo at Park La Brea	389	123	79%	78%
Park Towne Place	701	468	81%	81%
Saybrook Pointe	324	93	90%	90%
The Sterling	534	472	92%	92%
Yorktown	292	22	95%	95%

In Lease-up
One Canal	310	310	88%	86%

See the following pages for Terms and Definitions and a Summary of Redevelopment Projects.

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Supplemental Schedule 10 (Continued)
Redevelopment and Development Portfolio			(Page 2 of 4)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Projected Net Operating Income Yield on Incremental Investment at Stabilization - for redevelopment projects, this represents projected stabilized incremental net operating income as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved, and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).
NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, and excludes rent and other rental income from commercial leases. Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project and take into consideration factors including but not limited to: then current rent and other rental income expectations; then current market rents; and revenue achievement to date.

Conventional Redevelopment and Development NOI
Conventional Redevelopment and Development Property Net Operating Income (“NOI”) presented on Supplemental Schedule 2 includes NOI from apartment communities for which redevelopment was completed in recent years and that have reached stabilized occupancy, and therefore such communities are not presented within Supplemental Schedule 10. The percentages presented below reflect the percentage of Conventional Redevelopment and Development proportionate property NOI shown on Supplemental Schedule 2 that was generated by communities currently under active redevelopment or in lease-up, which are included in Supplemental Schedule 10. Proportionate property NOI may be computed by combining the property NOI for the Conventional Redevelopment and Development category on Supplemental Schedule 2(a) with the Aimco Share of unconsolidated partnerships and noncontrolling interests’ share of consolidated partnerships property NOI presented on Supplemental Schedule 2(b).

	Three Months Ended December 31,
	2016	2015
Proportionate Property NOI generated by communities currently under active redevelopment or in lease-up	57%	58%

31

Supplemental Schedule 10 (Continued)

Redevelopment and Development Portfolio	(Page 3 of 4)

Community	Project Summary
Bay Parc Plaza Apartments Miami, FL
Bay Parc Plaza is a 471 apartment home community located approximately one mile northeast of the Miami central business district on Biscayne Boulevard. This high-rise building includes ground floor retail and a pool deck amenity on the tenth floor overlooking the bay.
The current phase of the redevelopment includes: improvements to the leasing and lobby areas; redesign of the retail space including addition of a street café; updated landscaping; and expansion of the pool deck. Aimco expects to complete the current phase of the redevelopment in first quarter 2018. Aimco expects to approve the second phase of this redevelopment during 2017, which will include upgrades to all of the apartment homes within the community.

The Palazzo at Park La Brea Los Angeles, CA
The Palazzo at Park La Brea is a 521 apartment home community located in the Mid-Wilshire district of Los Angeles. It is directly across from The Grove, a popular retail and entertainment complex. The community also has easy access to Beverly Hills, Hollywood, Century City, Downtown Los Angeles and Santa Monica. Aimco began the phased redevelopment of The Palazzo at Park La Brea in 2012. Aimco completed enhancements of the fitness center and spa in 2013, including modern interior finishes, top-of-the-line fitness equipment, and a cardio balcony overlooking the pool. In 2014, Aimco completed the upgrade of 77 fourth floor penthouse units featuring open floor plans, luxury finishes, and exclusive access to a new rooftop deck amenity.
The current phase of the Palazzo at Park La Brea project includes the renovation of 389 apartment homes on the first three floors, or 75% of the homes in the community. The redevelopment also includes enhancements to the corridors on these floors. At December 31, 2016, 123 of the 389 apartment homes approved for redevelopment were completed at a cost consistent with underwriting and 79% of the completed homes were leased at rates ahead of underwriting.
The Palazzo at Park La Brea is owned through a joint venture in which Aimco has an approximate 53% interest. Aimco’s share of the estimated investment in the project is $13 million.
As Aimco evaluates the success of the project and other investment alternatives, Aimco may redevelop the remaining 55 penthouse homes.

Park Towne Place Philadelphia, PA
The Park Towne Place community is a nine-acre site containing 948 apartment homes within four high-rise towers. It boasts a 20,000 square foot amenity center and two levels of below grade parking. It is located on the Benjamin Franklin Parkway, in the heart of Center City Philadelphia’s Museum District. The first phase included redevelopment of the commercial space, common areas and amenities, and the 229 apartment homes in the South Tower. Aimco completed the redevelopment of the South Tower during the second quarter and has completed the lease-up. Aimco has also completed construction of the retail market which is fully operational.
The second phase, which includes redevelopment of the 245 apartment homes in the East Tower, commenced during the third quarter 2015. As of December 31, 2016, Aimco has completed redevelopment of the East Tower and 70% of the completed homes were leased at rental rates consistent with underwriting.
Based on the success of the first two towers, Aimco proceeded with redevelopment of the North Tower, which contains 227 apartment homes. The redevelopment is similar to the South and East Towers, including original art work in the lobby and art themed corridors. Aimco began construction of the North Tower during the fourth quarter and as of December 31, 2016, was 17% complete with the construction.
The estimated $136.3 million net investment for the approved phases represents a gross investment of $170.4 million, reduced by $34.1 million of historic tax credits.
As Aimco continues to evaluate the success of the project and other investment alternatives, Aimco may redevelop the final tower at the community.  The entire cost to redevelop all apartment homes in the community could be $168 to $178 million, reflecting a gross investment of $210 to $220 million reduced by $42 to $44 million of historic tax credits.

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Supplemental Schedule 10 (Continued)

Redevelopment and Development Portfolio	(Page 4 of 4)

Community	Project Summary
Saybrook Pointe San Jose, CA
Saybrook Pointe is a 324 apartment home community in the Almaden neighborhood of southern San Jose. The community is near Oakridge Mall and the 287 acre Martial Cottle Park. The site allows for easy access to major freeways and public transportation.
This phase of the redevelopment will include the apartment home interiors and balconies. The upgrade to the apartment homes creates a technology friendly open living space designed to attract Aimco’s target demographic resident. The scope will include redesigning kitchens, new flooring, upgrading lighting fixtures and replacing the existing cooling systems with more efficient, higher capacity systems.
At December 31, 2016, Aimco had completed 93 homes on schedule and at a cost consistent with underwriting and 90% of the completed homes have been leased at rates in line with underwriting.

The Sterling Philadelphia, PA
The Sterling is a 30-story, mixed use building with 534 apartment homes, three floors of commercial space and over 20,000 square feet of ground-level retail. The building is in the Market West neighborhood of Center City Philadelphia within five blocks of Rittenhouse Square and City Hall and within one block of Comcast Center and Comcast’s Innovation and Technology Center. The Sterling redevelopment includes significant renovation of existing commercial space, upgrading common areas and amenities, and the phased redevelopment of apartment homes. Aimco completed the renovation of the common areas, amenities and the ground-level retail space in 2015, at a cost consistent with underwriting. The estimated net investment for the complete project is $73 million, reflecting a gross investment of $85.8 million, reduced by $12.8 million of historic tax credits.
At December 31, 2016, 472 of the 534 apartment homes in the community were complete, on schedule and at a cost consistent with underwriting. The completed apartment homes are 92% leased at rates in line with underwriting.

Yorktown Apartment Homes Lombard, IL
Yorktown Apartments is centrally located in the I-88 corridor in the western suburbs of Chicago. The property is contiguous to Yorktown Center, a 1.3 million square foot shopping and entertainment center. The community’s three buildings include a 15-story tower, a 5-story mid-rise and a 4-story garage.
The redevelopment includes: modernization of the common areas; expansion of the fitness center; a new outdoor fitness and social patio; and leasing office and lobby renovation. The interior of the apartment homes will be upgraded with modern finishes and open living spaces.
At December 31, 2016, Aimco had completed the amenities, the common area and 22 of the 292 apartment homes approved for redevelopment at a cost consistent with underwriting.

One Canal Apartment Homes Boston, MA
One Canal is a 12-story building in the historic Bulfinch Triangle neighborhood of Boston’s West End. Located near the Boston Garden, one block from North Station and adjacent to the historic North End, the site enjoys excellent access to public transit, the Government Center, Financial District, and Massachusetts General Hospital employment centers, as well as the dining, recreation, and shopping amenities of its urban core location. The building includes 310 apartment homes and 21,000 square feet of commercial space. The investment in One Canal has been funded in part by a $114.0 million non-recourse property loan.
At December 31, 2016, 88% of the apartment homes were leased at rental rates in line with underwriting. 100% of the commercial space at One Canal has been leased by a single retail tenant that is expected to open for business in the Summer of 2017.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits, or rental assistance payments to the owners of the communities. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships, which are provided on Supplemental Schedules 2(b) and 4. Aimco’s share of unconsolidated real estate partnerships is computed on an entity by entity basis by applying Aimco’s Economic Ownership to each line item in these entities’ GAAP-based-financial statements. Aimco uses a similar calculation to compute the noncontrolling interests’ share of consolidated real estate partnerships. Aimco’s Economic Ownership is the percentage used to recognize Aimco’s share of income or loss during the period when applying the equity method of accounting or to recognize allocations of income or loss to noncontrolling interests in accordance with GAAP.
Aimco does not control the unconsolidated real estate partnerships and the presentation of Aimco’s share of the assets and liabilities and revenues and expenses do not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation. Aimco believes that for partnerships that own Conventional Apartment Communities, Aimco’s Economic Ownership percentage is correlated with the distributions the partners will receive; however, the allocation may differ upon liquidation of a partnership after all liabilities, priority distributions and initial equity contributions have been settled, because partners are generally entitled to the proportion of the residual cash based on their respective legal ownership percentages.
Aimco’s Economic Ownership in partnerships that own Affordable Apartment Communities generally exceeds Aimco’s legal ownership percentage, primarily due to general partner loans and accrued fees to which Aimco is entitled, but which are eliminated in Aimco’s consolidated financial statements. Aimco’s Economic Ownership in the results of operations of the affordable portfolio was approximately 95% at December 31, 2016 (inclusive of unconsolidated partnerships); however, pursuant to the related partnership agreements, Aimco will be entitled to a lesser percentage of the proceeds from sale of the apartment communities, to the extent such proceeds exceed the amounts of loans and accrued fees payable to Aimco.
Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets and liabilities attributable to Aimco stockholders. Other companies may calculate their proportionate information differently than Aimco does, limiting the usefulness as a comparative measure.

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Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems, and other investments that are consequential in nature. Portfolio average age is calculated on the basis of investment dollars. Market and portfolio Average Age of Apartment Communities is calculated on the basis of investment value.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado, flood or fire.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.
REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.
CONVENTIONAL ACQUISITION APARTMENT COMMUNITIES: Conventional Apartment Communities acquired since January 1, 2015.
CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities represent Aimco’s portfolio of market-rate apartment communities.
CONVENTIONAL REDEVELOPMENT AND DEVELOPMENT APARTMENT COMMUNITIES: Communities currently under construction that are not occupancy stabilized and those that have been completed in recent years that had not achieved and maintained stabilized occupancy for both the current and the comparable prior periods.
CONVENTIONAL SAME STORE APARTMENT COMMUNITIES: Same Store apartment communities are Conventional apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of occupancy as of January 1, 2015 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

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DEFERRED TAX CREDIT INCOME: Deferred income includes $8.5 million of unamortized cash contributions previously received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors. Under existing tax credit agreements, Aimco will also receive additional semi-annual cash contributions totaling $15.1 million, of which $5.1 million will be received on average each year from 2017 through 2019.

(in thousands) (unaudited)
December 31, 2016
Deferred tax credit income balance	$8,453
Cash contributions to be received in the future	15,057
Total to be amortized	$23,510

	Revenue	Expense	Projected Income
2017	$10,713	$(675)	$10,038
2018	5,958	(380)	5,578
2019	3,904	(265)	3,639
2020	2,537	(187)	2,350
2021	1,390	(165)	1,225
Thereafter	1,972	(1,292)	680
Total	$26,474	$(2,964)	$23,510
ECONOMIC OWNERSHIP: Represents Aimco’s share of the income or loss generated by an apartment community in which Aimco does not own all the equity interests. Economic ownership may differ from legal ownership due to terms of partnership agreements with profit and loss allocations that differ from stated ownership percentages.
EFFECTIVE APARTMENT HOMES: The number of actual apartment homes multiplied by Aimco’s Economic Ownership interest in the apartment community as of the end of the current period. Effective Apartment Homes may be used to analyze Aimco’s proportionate financial measures on a per-home basis.
FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period; therefore Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.
FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.

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In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect net income attributable to Aimco common stockholders computed in accordance with GAAP. Aimco excludes preferred equity redemption related amounts (gains or losses) from its computation of Pro forma FFO because such amounts are not representative of operating performance.
AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests) and is Aimco’s primary measure of current period performance.
FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s 2017 guidance:

(dollars per share) (unaudited)	First Quarter	Full Year
	2017	2017
Net income	$0.06	$0.43
Depreciation, net	0.51	2.01
Pro forma FFO	0.57	2.44
Capital Replacements, net	(0.07)	(0.32)
AFFO	$0.50	$2.12
LEVERAGE RATIO DEFINITIONS
Aimco’s leverage strategy targets the ratio of Debt and Preferred Equity to Adjusted EBITDA to be below 7.0x and the ratio of Adjusted EBITDA to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Debt to Adjusted EBITDA and Adjusted EBITDA Coverage of Adjusted Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. Aimco uses Net leverage to calculate these leverage ratios. Aimco reconciles consolidated balances to Aimco’s net leverage on Supplemental Schedule 5(a).

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ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense less (i) prepayment penalties and amortization of debt issuance costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt. Adjusted Interest Expense, as used in the leverage ratios on Supplemental Schedule 5(b), is calculated as follows:

(in thousands) (unaudited)	Trailing Twelve Months Ended
	December 31,
	2016	2015
Interest expense computed in accordance with GAAP	$196,389	$199,685
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(4,841)	(5,262)
Debt prepayment penalties and other non-interest items	(3,295)	(6,068)
Amortization of debt issuance costs	(4,685)	(4,227)
Interest income received on securitization investment	(6,825)	(6,092)
Adjusted Interest Expense	$176,743	$178,036
DEBT TO EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity to (b) EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a) to (b) EBITDA.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.
PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets.

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EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA): EBITDA represents Aimco’s share of the consolidated amount of Aimco net income, adjusted to exclude the effect of the following items for the reasons set forth below:

•
interest expense, preferred dividends and interest income earned on the securitization investment, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

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income taxes, to allow investors to measure Aimco’s performance independent of income taxes, which may vary significantly from other companies within Aimco’s industry due to leverage and tax planning strategies, among other drivers;

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depreciation and amortization, gains or losses on dispositions and impairment losses related to real estate, for similar reasons to those set forth in the discussion of FFO, Pro forma FFO and AFFO above; and

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other items, including gains on dispositions of non-depreciable assets, as these are items that periodically affect Aimco operations, but that are not necessarily representative of Aimco’s ability to service its debt obligations.

A reconciliation of net income attributable to Aimco Common Stockholders to EBITDA for each of the periods presented is as follows:

(in thousands) (unaudited)	Trailing Twelve Months Ended
	December 31,
	2016	2015
Net income attributable to Aimco Common Stockholders	$417,781	$235,966
Adjustments:
Interest expense, net of noncontrolling interest	191,548	194,423
Income tax benefit	(26,159)	(29,549)
Depreciation and amortization, net of noncontrolling interest	325,865	298,880
Gains on disposition and other, net of income taxes and noncontrolling partners’ interests	(374,757)	(173,039)
Preferred stock dividends	11,994	11,794
Interest income earned on securitization investment	(6,825)	(6,092)
Net income attributable to noncontrolling interests in Aimco Operating Partnership	28,242	19,447
Other items, net	(1,723)	2,246
EBITDA	$565,966	$554,076
NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco’s share of the trailing twelve month prior to sale proportionate property NOI, less a 3.0% management fee, divided by Aimco gross proceeds.
NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.
OTHER CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities that do not meet the Same Store Apartment Community definition because they have significant rent control restrictions or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event, or are expected to be sold within the next 12 months.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal.

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PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.
Due to the diversity of its economic ownership interests in its apartment communities, Aimco evaluates the performance of its Conventional and Affordable segments using Proportionate Property NOI, which represents Aimco’s share of the NOI for the apartment communities that Aimco consolidates and manages. Reconciliation of the Conventional Same Store Proportionate Property NOI presented on Supplemental Schedule 6 to the Conventional Segment Proportionate Property NOI has been provided below.

Conventional Segment NOI Reconciliation
(in thousands)(unaudited)	Three Months Ended			Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Rental and other property revenues
Conventional Same Store	$160,669	$160,871	$153,887	$635,472	$606,952
Conventional Redevelopment and Development	30,670	29,653	26,947	115,652	101,190
Conventional Acquisitions	5,032	2,616	1,640	11,190	3,646
Other Conventional	10,726	10,393	10,250	42,021	40,353
Total Conventional segment proportionate rental and other property revenues	$207,097	$203,533	$192,724	$804,335	$752,141

Direct property operating expenses
Conventional Same Store	$45,979	$49,669	$46,339	$192,280	$189,658
Conventional Redevelopment and Development	9,879	10,689	9,347	39,731	36,093
Conventional Acquisitions	2,571	1,663	731	6,158	2,412
Other Conventional	4,819	4,866	4,730	19,770	18,394
Total Conventional segment direct proportionate property operating expenses	$63,248	$66,887	$61,147	$257,939	$246,557

Property net operating income
Conventional Same Store	$114,690	$111,202	$107,548	$443,192	$417,294
Conventional Redevelopment and Development	20,791	18,964	17,600	75,921	65,097
Conventional Acquisitions	2,461	953	909	5,032	1,234
Other Conventional	5,907	5,527	5,520	22,251	21,959
Total Conventional proportionate property net operating income	$143,849	$136,646	$131,577	$546,396	$505,584

Proportionate Property NOI for Aimco’s Conventional apartment communities includes ownership and other adjustments to provide comparability of results from period to period. The adjustments primarily include ownership differences between periods. As a result, Proportionate Property NOI differs from what may be computed by combining results presented on Supplemental Schedule 2(a) and Supplemental Schedule 2(b) for each category.

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PORTFOLIO QUALITY RATINGS: Aimco measures portfolio quality based on apartment community rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines portfolio quality as follows: “A” quality properties are those with rents greater than 125% of the local market average; “B” quality properties are those with rents between 90% and 125% of the local market average; “C+” quality properties are those with rents greater than $1,100 per month but lower than 90% of the local market average; and “C” quality assets are those with rents less than $1,100 per month and lower than 90% of the local market average.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2015, or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from Aimco’s Conventional and Affordable segments and shown separately on a net basis in Aimco’s Consolidated FFO and proportionate adjustments necessary to calculate Funds From Operations presentation found in Supplemental Schedule 2. Information about property net operating income for Sold and Held For Sale Apartment Communities may also be found on Supplemental Schedule 3(b).

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